EXHIBIT 99


WILSHIRE FINANCIAL SERVICES GROUP INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

     The following unaudited pro forma financial information of Wilshire Financial Services Group Inc. ("WFSG" or the "Company") gives effect to the disposition of certain real estate related assets as if the transaction occurred as of June 30, 1998, the date of the loan pool acquisition, with respect to the unaudited pro forma condensed consolidated operating information and as of June 30, 1998 with respect to the unaudited pro forma condensed consolidated financial condition information.

     The unaudited pro forma financial information reflects the effect of the disposition of the assets along with pro forma adjustments. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of WFSG, together with the related notes thereto, which were filed August 14, 1998 on Form 10-Q for the six-months ended June 30, 1998.

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     On October 30, 1998, Wilshire Financial Services Group Inc. ("WFSG" or the
"Company") sold a loan pool to Bear Stearns Mortgage Capital Corporation for $232.5 million. The sales price was determined through arms length negotiations between the purchaser and the Company. Cash proceeds from the sale were used to repay principal and interest on the existing repurchase agreement with an unrelated third party for which these loans served as collateral totaling $227.2 million.

     The pro forma effect of this transaction on the June 30, 1998 statement of financial condition would have resulted in a decrease in total assets from $1,948.9 million to $1,709.3 million and a decrease in total liabilities from $1,811.1 million to $1,576.3 million. The decrease in total assets of $239.6 million is the result of the following: 1) sale of the above mentioned loans for $232.5 million, 2) recognition of an impairment loss of $4.7 million and 3) decrease of $7.7 million of the loans sold from June 30, 1998 to the sale date due to normal cash collections, offset in part, by 4) a net increase in cash from sale of the loans of $5.3 million. Liabilities decreased as a result of terminating the short-term financing on the assets sold.

     The pro forma effect of this transaction on stockholders' equity on June 30, 1998 would be a decrease from $137.7 million to $133.0 million. The $4.7 million decrease is due to an impairment provision on the assets of $4.7 million net of tax benefit.

     Additionally, the pro forma effect of this transaction would give effect to the following changes to the operations of the Company for the six months ended June 30, 1998:

               o Increase in the impairment provision on loans of $5.4 million for the six months ended June 30, 1998.

               o Decrease in income tax provision of $0.7 million for the six months ended June 30, 1998.

               o Net income for the six-months ended June 30, 1998 would have decreased from $7.2 million to $2.5 million. Basic and diluted earnings per share of $0.65 and $0.61 would decrease to $0.19 and $0.18, respectively.


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     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this report which are not identified as historical should be considered forward-looking. In connection with certain forward-looking statements contained in this report and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing and interest rates. Accordingly, there can be no assurance that the forward-looking statements contained in this report will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this report should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this report will be achieved. In light of the foregoing, readers of this report are cautioned not to place undue reliance on the forward-looking statements contained herein.